Exhibit 99.1
WHITNEY HOLDING CORPORATION
228 ST. CHARLES AVENUE
NEW ORLEANS, LA 70130
NEWS RELEASE

CONTACT:	Trisha Voltz Carlson	FOR IMMEDIATE RELEASE
	504/299-5208	October 29, 2008
tcarlson@whitneybank.com
WHITNEY ANNOUNCES ITS INTENTION TO PARTICIPATE IN U.S. TREASURY
CAPITAL PURCHASE PROGRAM
     New Orleans, Louisiana. Whitney Holding Corporation (NASDAQ–WTNY) today announced its intention to file an application with the U.S. Treasury Department to participate in the Capital Purchase Program which was announced on October 14, 2008 as part of the Emergency Economic Stabilization Act of 2008.
     “This program is an important step in restoring stability to our financial markets by providing additional prudent borrowing opportunities for both consumers and businesses,” said John C. Hope, III, Chairman and CEO. “While Whitney remains a well-capitalized institution, we believe that given the current economic environment, the ability to build upon our already strong capital levels through participation in this program will benefit our customers, the Company and our shareholders. By our participation, we are pleased to support the Treasury in its ongoing efforts to address dislocations in the financial markets and spur market stabilization that is in the public interests.”
     Whitney is eligible to receive up to $282 million in capital through the issuance of preferred stock, based on three percent of Whitney’s risk-weighted assets as of September 30, 2008. On a proforma basis at September 30, 2008 assuming full participation in the program, the Company’s Tier I capital ratio would increase to approximately 12.17%. The preferred shares that Whitney will issue to Treasury will bear a 5 percent annual dividend for each of the first five years of the investment, and 9 percent thereafter unless Whitney redeems the shares prior to the end of the five-year period. Treasury will also receive 10-year warrants for common stock, which will give the Treasury the opportunity to benefit from an increase in the common stock price of Whitney. Whitney’s participation will be subject to Treasury’s approval, the execution of definitive agreements and standard closing conditions.
     To allow the Company to participate in the Treasury program, Whitney will call a special shareholders meeting in December of 2008 seeking approval to change its charter to allow Whitney to issue preferred stock. The current Treasury program requires that financial institutions issue preferred stock to the Treasury to be eligible for participation in the program. A preliminary proxy statement regarding the special shareholders meeting was filed with the Securities and Exchange Commission on October 29, 2008.
     On October 3, 2008, the FDIC temporarily increased deposit insurance limits for all deposit accounts from $100,000 to $250,000 per depositor. Whitney also has announced its participation in the FDIC’s Temporary Liquidity Guarantee Program. Under this program, which became effective October 14, 2008, the FDIC will provide full deposit insurance coverage for noninterest-bearing transaction accounts, regardless of the dollar amount.
     “We are pleased to continue to provide lending and deposit opportunities to our banking customers designed to meet their changing financial needs as we have for the past 125 years,” said Hope. “We believe this added protection for our customers is a positive development for them during these uncertain economic times.”
     Whitney Holding Corporation, through its banking subsidiary Whitney National Bank, serves the five-state Gulf Coast region stretching from Houston, Texas; across southern Louisiana and the coastal region of Mississippi; to central and south Alabama; the panhandle of Florida; and the metropolitan area of Tampa, Florida. [WTNY-G]

This press release contains “forward-looking statements” as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management, including Whitney’s participation in the US Department of Treasury’s Capital Purchase Program (CPP), benefits of participating in the CPP, and future acquisition opportunities.. Actual results could differ materially from current projections and expectations for many reasons, including without limitation, changing events and trends that have influenced Whitney’s assumptions, but are beyond Whitney’s control. Forward-looking statements are necessarily estimates reflecting the best judgment of Whitney’s senior management based upon current information and involve a number of risks and uncertainties. Please refer to Whitney’s filings with the SEC (and available at www.SEC.gov) for a summary of important factors that could affect Whitney’s financial results and operations and its forward-looking statements. Except as required by law, Whitney does not intend to and assumes no responsibility for updating or revising any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise.
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